Exhibit 4.1
WHEN RECORDED MAIL TO:
Ameren Illinois Company
Craig W. Stensland
One Ameren Plaza (MC 1310)
1901 Chouteau Avenue
St. Louis, MO 63103

AMEREN ILLINOIS COMPANY
(SUCCESSOR TO ILLINOIS POWER COMPANY)

TO

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

AS SUCCESSOR TRUSTEE TO

HARRIS TRUST AND SAVINGS BANK
_______________________

SUPPLEMENTAL INDENTURE

DATED AS OF OCTOBER 25, 2017

TO

GENERAL MORTGAGE INDENTURE AND DEED OF TRUST

DATED AS OF NOVEMBER 1, 1992

This instrument was prepared by Gregory L. Nelson, Esq., Senior Vice President, General Counsel and Secretary of Ameren Illinois Company c/o Ameren Corporation, One Ameren Plaza, 1901 Chouteau Avenue, St. Louis, Missouri 63103.

SUPPLEMENTAL INDENTURE dated as of October 25, 2017 (this “Supplemental Indenture”), made by and between AMEREN ILLINOIS COMPANY (formerly named Central Illinois Public Service Company (“CIPS”) and successor to Illinois Power Company (“IP”) pursuant to the Merger, as defined below), a corporation organized and existing under the laws of the State of Illinois (hereinafter sometimes called the “Company”), party of the first part, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association organized and existing under the laws of the United States, as successor trustee to Harris Trust and Savings Bank, as Trustee (the “Trustee”) under the General Mortgage Indenture and Deed of Trust dated as of November 1, 1992, hereinafter mentioned, party of the second part;
WHEREAS, the Company has heretofore executed and delivered its General Mortgage Indenture and Deed of Trust dated as of November 1, 1992 as from time to time amended and supplemented (the “Indenture”), to the Trustee, for the security of the Bonds issued and to be issued thereunder (the “Bonds”); and
WHEREAS, as of 12:01 a.m. Central Time (the “Effective Time”) on October 1, 2010, pursuant to the Agreement and Plan of Merger dated as of April 13, 2010 among CIPS, IP and Central Illinois Light Company (“CILCO”), IP and CILCO were merged with and into the Company (the “Merger”) whereby the Company is the surviving corporation; and
WHEREAS, pursuant to Sections 13.01 and 14.01(a) of the Indenture, the Company and the Trustee executed the Supplemental Indenture dated as of October 1, 2010 whereby, among other things, the Company (a) assumed the due and punctual payment of the principal of and premium, if any, and interest, if any, on all of the Bonds then Outstanding and the performance and observance of every covenant and condition of the Indenture to be performed or observed by IP and (b) subjected to the Lien of the Indenture all equipment and fixtures (other than Excepted Property, which is expressly excepted and excluded from the Lien of the Indenture) that were owned by CIPS immediately prior to the Effective Time and were of the same kind and character as the Mortgaged Property immediately prior to the Effective Time; and
WHEREAS, pursuant to Sections 13.02 and 14.01(a)(i) of the Indenture, the Company has succeeded to, and has been substituted for, and may exercise every right and power of, IP under the Indenture with the same effect as if the Company had been named the “Company” in the Indenture; and
WHEREAS, pursuant to Section 14.01(a) of the Indenture, the Company and the Trustee executed 59 Supplemental Indentures dated as of January 15, 2011 subjecting to the Lien of the Indenture certain real property that was owned by CIPS immediately prior to the Merger; and
WHEREAS, pursuant to the terms and provisions of the Indenture there were created and authorized by supplemental indentures thereto bearing the following dates, respectively, the Mortgage Bonds of the series issued thereunder and respectively identified opposite such dates:

DATE OF SUPPLEMENTAL INDENTURE	IDENTIFICATION OF SERIES	CALLED
February 15, 1993	8% Series due 2023 (redeemed)	Bonds of the 2023 Series
March 15, 1993	6 1/8% Series due 2000 (paid at maturity)	Bonds of the 2000 Series
March 15, 1993	6 3/4% Series due 2005 (paid at maturity)	Bonds of the 2005 Series
July 15, 1993	7 1/2% Series due 2025 (redeemed)	Bonds of the 2025 Series
August 1, 1993	6 1/2% Series due 2003 (paid at maturity)	Bonds of the 2003 Series

DATE OF SUPPLEMENTAL INDENTURE	IDENTIFICATION OF SERIES	CALLED
October 15, 1993	5 5/8% Series due 2000 (paid at maturity)	Bonds of the Second 2000 Series
November 1, 1993	Pollution Control Series M (redeemed)	Bonds of the Pollution Control Series M
November 1, 1993	Pollution Control Series N (redeemed)	Bonds of the Pollution Control Series N
November 1, 1993	Pollution Control Series O (redeemed)	Bonds of the Pollution Control Series O
April 1, 1997	Pollution Control Series P (retired)	Bonds of the Pollution Control Series P
April 1, 1997	Pollution Control Series Q (retired)	Bonds of the Pollution Control Series Q
April 1, 1997	Pollution Control Series R (retired)	Bonds of the Pollution Control Series R
March 1, 1998	Pollution Control Series S (redeemed)	Bonds of the Pollution Control Series S
March 1, 1998	Pollution Control Series T (redeemed)	Bonds of the Pollution Control Series T
July 15, 1998	6 1/4% Series due 2002 (paid at maturity)	Bonds of the 2002 Series
September 15, 1998	6% Series due 2003 (paid at maturity)	Bonds of the Second 2003 Series
June 15, 1999	7.50% Series due 2009 (paid at maturity)	Bonds of the 2009 Series
July 15, 1999	Pollution Control Series U	Bonds of the Pollution Control Series U
July 15, 1999	Pollution Control Series V (redeemed)	Bonds of the Pollution Control Series V
May 1, 2001	Pollution Control Series W (retired)	Bonds of the Pollution Control Series W
May 1, 2001	Pollution Control Series X (retired)	Bonds of the Pollution Control Series X
July 1, 2002	10 5/8% Series due 2007 (not issued)	Bonds of the 2007 Series
July 1, 2002	10 5/8% Series due 2012 (not issued)	Bonds of the 2012 Series
December 15, 2002	11.50% Series due 2010 (redeemed)	Bonds of the 2010 Series
June 1, 2006	Mortgage Bonds, Senior Notes Series AA (retired)	Bonds of Series AA
August 1, 2006	Mortgage Bonds, 2006 Credit Agreement Series Bonds (retired)	2006 Credit Agreement Series Bonds

DATE OF SUPPLEMENTAL INDENTURE	IDENTIFICATION OF SERIES	CALLED
March 1, 2007	Mortgage Bonds, 2007 Credit Agreement Series Bonds (retired)	2007 Credit Agreement Series Bonds
November 15, 2007	Mortgage Bonds, Senior Notes Series BB	Bonds of Series BB
April 1, 2008	Mortgage Bonds, Senior Notes Series CC	Bonds of Series CC
October 1, 2008	Mortgage Bonds, Senior Notes Series DD	Bonds of Series DD
June 15, 2009	Mortgage Bonds, 2009 Credit Agreement Series Bonds (retired)	2009 Credit Agreement Series Bonds
October 1, 2010	Mortgage Bonds, Senior Notes Series CIPS-AA	Series CIPS-AA Mortgage Bonds
October 1, 2010	Mortgage Bonds, Senior Notes Series CIPS-BB (retired)	Series CIPS-BB Mortgage Bonds
October 1, 2010	Mortgage Bonds, Senior Notes Series CIPS-CC	Series CIPS-CC Mortgage Bonds
August 1, 2012	First Mortgage Bonds, Senior Notes Series EE	Bonds of Series EE
December 1, 2013	First Mortgage Bonds, Senior Notes Series FF	Bonds of Series FF
June 1, 2014	First Mortgage Bonds, Senior Notes Series GG	Bonds of Series GG
December 1, 2014	First Mortgage Bonds, Senior Notes Series HH	Bonds of Series HH
December 1, 2015	First Mortgage Bonds, Senior Notes Series II	Bonds of Series II
and
WHEREAS, a supplemental indenture with respect to the Bonds of the 2007 Series and the Bonds of the 2012 Series listed above was executed and filed but such Bonds of the 2007 Series and Bonds of the 2012 Series were never issued and a release with respect to such supplemental indenture was subsequently executed and filed; and
WHEREAS, the Company, in the exercise of the powers and authority conferred upon and reserved to it under the provisions of the Indenture, and pursuant to appropriate resolutions of the Board of Directors, has duly resolved and determined to make, execute and deliver to the Trustee this Supplemental Indenture in the form hereof for the purposes herein provided;
WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument have been done, performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized; and
WHEREAS, all of the rights reserved in Article I hereof and the amendment made in Article II hereof do not adversely affect the interests of the Holders of Outstanding Bonds of any series or Tranche in any material respect and are permitted by Section 14.01(xi) of the Indenture;
NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:
THAT the Company, in consideration of the purchase and ownership from time to time of the Bonds and the service by the Trustee, and its successors, under the Indenture and of One Dollar to it duly paid by the Trustee at or before the ensealing and delivery of these presents, the receipt of which is hereby acknowledged, hereby covenants and agrees to and with the Trustee and its successors in trust under the Indenture, for the benefit of those who shall hold Bonds, as follows:
ARTICLE I

RIGHTS RESERVED
Section 1.    The Company reserves the right, without any consent, vote or other action by any holders of Bonds of any series created after the date of this Supplemental Indenture, to amend the Indenture to delete the requirements for a Net Earnings Certificate in any provision of the Indenture, including in Sections 4.01 and 4.02 of the Indenture.
Section 2.    The Company reserves the right, without any consent, vote or other action by any holders of Bonds of any series created after the date of this Supplemental Indenture, to amend the Indenture as follows:
To amend the definition of “Permitted Liens” in Section 1.01 of the Indenture to read substantially as follows:
“Permitted Lien” means, at any time, any of the following:
(a)    the Lien of this Indenture and all liens and encumbrances junior thereto;
(b)    Liens for taxes, assessments and other governmental charges or requirements which are not delinquent or which are being contested in good faith by appropriate proceedings or of which at least ten (10) Business Days’ notice has not been given to the general counsel of the Company or to such other Person designated by the Company to receive such notices;
(c)    mechanics’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, and carriers’ Liens, other Liens incident to construction, Liens or privileges of any employees of the Company for salary or wages earned, but not yet payable, and other Liens, including without limitation Liens for worker’s compensation awards, arising in the ordinary course of business for charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten (10) Business Days’ notice has not been given to the general counsel of the Company or to such other Person designated by the Company to receive such notices;
(d)    Liens in respect of attachments, judgments or awards or similar Liens arising out of judicial or administrative proceedings (i) in an amount not exceeding the greater of (A) Ten Million Dollars ($10,000,000) and (B) three percent (3%) of the principal amount of the sum of (x) the principal amount of Bonds then Outstanding and (y) the principal amount of any Prior Bonds then Outstanding, other than Pledged Bonds, or (ii) with respect to which the Company shall (X) in good faith be prosecuting an appeal or other proceeding for review and with respect to which the Company shall have secured a stay of execution pending such appeal or other proceeding or (Y) have the right to prosecute an appeal or other proceeding for review or (Z) have not received at least ten (10) Business Days’ notice given to the general counsel of the Company or to such other Person designated by the Company to receive such notices;
(e)    easements, leases, reservations or other rights of others in, on, over and/or across, and laws, regulations and restrictions affecting, and defects, irregularities, exceptions and limitations in title to, the Mortgaged Property or any part thereof; provided, however, that such easements, leases, reservations, rights, laws, regulations, restrictions, defects, irregularities, exceptions and limitations do not in the aggregate materially impair the use by the Company of the Mortgaged Property considered as a whole for the purposes for which it is held by the Company;

(f)    Liens, defects, irregularities, exceptions and limitations in (i) title to real property subject to rights-of-way in favor of the Company or otherwise or used or to be used by the Company primarily for right-of-way purposes; (ii) real property held under lease, easement, license or similar right; or (iii) the rights-of-way, leases, easements, licenses or similar rights in favor of the Company; provided, however, that (A) the Company shall have obtained from the apparent owner or owners of such real property a sufficient right, by the terms of the instrument granting such right-of-way, lease, easement, license or similar right, to the use thereof for the purposes for which the Company acquired the same; (B) the Company has power under eminent domain or similar statutes to remove or subordinate such Liens, defects, irregularities, exceptions or limitations or (C) such defects, irregularities, exceptions and limitations may be otherwise remedied without undue effort or expense; and defects, irregularities, exceptions and limitations in title to flood lands, flooding rights and/or water rights;
(g)    Liens securing indebtedness or other obligations neither created, assumed nor guaranteed by the Company nor on account of which the Company customarily pays interest upon property of the Company, existing at the date of the execution and delivery of this Indenture, or, as to property thereafter acquired, upon real property or rights in or relating to real property acquired by the Company for the purpose of the transmission or distribution of electric energy, gas or water, for the purpose of telephonic, telegraphic, radio, wireless or other electronic communication or otherwise for the purpose of obtaining rights-of-way;
(h)    leases existing at the date of the execution and delivery of this Indenture affecting properties owned by the Company at said date and renewals and extensions thereof; and leases affecting such properties entered into after such date or affecting properties acquired by the Company after such date which, in either case, (i) have respective terms of not more than ten (10) years (including extensions or renewals at the option of the tenant) or (ii) do not materially impair the use by the Company of such properties for the respective purposes for which they are held by the Company;
(i)    Liens vested in lessors, licensors, franchisors or permitters for rent or other amounts to become due or for other obligations or acts to be performed, the payment of which rent or the performance of which other obligations or acts is required under leases, subleases, licenses, franchises or permits, so long as the payment of such rent or other amounts or the performance of such other obligations or acts is not delinquent or is being contested in good faith and by appropriate proceedings;
(j)    controls, restrictions, obligations, duties and/or other burdens imposed by federal, state, municipal or other law, or by rules, regulations or orders of Governmental Authorities, upon the Mortgaged Property or any part thereof or the operation or use thereof or upon the Company with respect to the Mortgaged Property or any part thereof or the operation or use thereof or with respect to any franchise, grant, license, permit or public purpose requirement, or any rights reserved to or otherwise vested in Governmental Authorities to impose any such controls, restrictions, obligations, duties and/or other burdens, including any controls, liens, restrictions, regulations, easements, exceptions or reservations of any public authority or unit applying particularly to any form of space satellites (including but not limited to solar power satellites), space stations and other analogous facilities whether or not in the earth’s atmosphere;
(k)    Liens granted on air or water pollution control, sewage or solid waste disposal, or other similar facilities of the Company in connection with the issuance of industrial development, pollution control or other revenue bonds, or other obligations the interest on which is not includable in taxable income for federal or state tax purposes or is otherwise entitled to tax benefits;
(l)    rights which Governmental Authorities may have by virtue of franchises, grants, licenses, permits or contracts, or by virtue of law, to purchase, recapture or designate a purchaser of or order the sale of the Mortgaged Property or any part thereof, to terminate franchises, grants, licenses, permits, contracts or other rights or to regulate the property and business of the Company; and any and all obligations of the Company correlative to any such rights;

(m)    any Liens which have been bonded for the full amount in dispute or for the payment of which other adequate security arrangements have been made;
(n)    irregularities in or defects of title to any property or rights-of-way of the Company, which do not materially impair the use of such property or rights-of-way for the purposes for which such property or rights-of-way are held by the Company;
(o)    (i) rights and interests of Persons other than the Company and obligations of the Company arising out of contracts, agreements and other instruments to which the Company is a party and which relate to the common ownership or joint use of property, including party-wall agreements; (ii) all Liens on the interests of Persons other than the Company in property owned in common by such Persons and the Company if and to the extent that the enforcement of such Liens would not adversely affect the interests of the Company in such property in any material respect; (iii) rights reserved to or vested in others to take or receive any part of any coal, ore, gas, oil and other minerals, any timber and/or any electric capacity or energy, gas, water, steam and any other products, developed, produced, manufactured, generated, purchased or otherwise acquired by the Company or by others on property of the Company; and (iv) liens securing indebtedness incurred by a Person, other than the Company, which indebtedness has been neither assumed nor guaranteed by the Company nor on which it customarily pays interest, existing on property which the Company owns jointly or in common with such Person or such Person and others, if there is an effective bar against partition of such property, which would preclude the sale of such property by such other Person or the holder of such lien without the consent of the Company;
(p)    any restrictions on assignment and/or requirements of any assignee to qualify as a permitted assignee and/or public utility or public service corporation;
(q)    Liens in favor of a Governmental Authority securing payments or obligations pursuant to a statute (other than taxes and assessments); Liens required by law or governmental regulations (i) as a condition to the transaction of any business or the exercise of any privilege or license, (ii) to enable the Company to maintain self-insurance or to participate in any funds established to cover any insurance risks, (iii) in connection with workmen’s compensation, unemployment insurance, social security, any pension or welfare benefit plan or (iv) to share in the privileges or benefits required for companies participating in one or more of the arrangements described in clauses (ii) and (iii) above;
(r)    any other liens or encumbrances of whatever nature or kind which do not, individually or in the aggregate, materially impair the Lien of this Indenture or the security afforded thereby for the benefit of the Bondholders, as evidenced by an Opinion of Counsel to such effect;
(s)    any trustee’s lien hereunder; and
(t)    Prepaid Liens.
Section 3.    The Company reserves the right, without any consent, vote or other action by any holders of Bonds of any series created after the date of this Supplemental Indenture, to amend the Indenture as follows:
(A)    To amend clauses (v) and (vi) of Section 4.03(b) of the Indenture to read substantially as follows:
(v)     either an Opinion of Counsel or Officer’s Certificate to the effect:

(A)
that (except as to paving, grading and other improvements to, under or upon highways, bridges, parks or other public property of analogous character) this Indenture constitutes, or, upon the delivery of, and/or the filing and/or recording in the proper places and manner of, the instruments of conveyance, assignment or transfer, if any, specified in said opinion or certificate, will constitute, a Lien on all the Property Additions to be made the basis of the authentication and delivery of such Bonds, subject to no Lien thereon prior to the Lien of this Indenture except Permitted Liens and the Lien of any Prior Mortgage and any other Liens of which the signer of said opinion or certificate has no actual knowledge and which do not appear on a specified lien search report received by said signer not more than five (5) Business Days prior to the date of said opinion or certificate; and

(B)	that the Company has corporate authority to operate the Property Additions with respect to which such application is made; and

(vi)	copies of the instruments of conveyance, assignment and transfer, if any, specified in the opinion or certificate provided for in clause (v) above.
(B)    To amend Section 8.03(a)(vi) to read substantially as follows:
(vi)    if any obligations secured by a purchase money mortgage upon the property to be released are included in the consideration for such release and are delivered to the Trustee or to the trustee or other holder of a Lien prior to the Lien of this Indenture in connection with such release, (x) an Opinion of Counsel stating that, in the opinion of the signer, such obligations are valid obligations enforceable in accordance with their terms, subject to Customary Exceptions, and that the purchase money mortgage securing the same is sufficient to afford a valid purchase money Lien upon the property to be released, and (y) and Opinion of Counsel or an Officer’s Certificate to the effect that that (except as to paving, grading and other improvements to, under or upon highways, bridges, parks or other public property of analogous character) such purchase money Lien constitutes, or, upon the delivery of, and/or the filing and/or recording in the proper places and manner of, the instruments of conveyance, assignment or transfer, if any, specified in said opinion or certificate, will constitute, a Lien on such property to be released, subject to no Lien thereon prior thereto except Permitted Liens and such Liens, if any, as shall have existed thereon just prior to such release as Liens prior to the Lien of this Indenture and any other Liens of which the signer of said opinion or certificate has no actual knowledge and which do not appear on a specified lien search report received by said signer not more than five (5) Business Days prior to the date of said opinion or certificate.
Section 4.    The Company reserves the right, without any consent, vote or other action by any holders of Bonds of any series created after the date of this Supplemental Indenture, to amend the Indenture as follows:
To amend Section 8.02(d) of the Indenture to read substantially as follows:
(d)    terminate, abandon, surrender, cancel, release, modify, make substitutions for or dispose of any franchises, licenses or permits that are Mortgaged Property; provided that such action is, in the opinion of the Company, necessary, desirable or advisable in the conduct of the business of the Company and will not materially impair the operation of other Mortgaged Property; and provided further that any franchises, licenses or permits that become Mortgaged Property and, in the opinion of the Company, cease to be necessary for the operation of the Mortgaged Property shall automatically cease to be subject to the Lien of this Indenture, without any release or consent, or report to, the Trustee; and
Section 5.    The Company reserves the right, without any consent, vote or other action by any holders of Bonds of any series created after the date of this Supplemental Indenture, to amend the Indenture as follows:
To amend the second sentence in Section 12.02 of the Indenture to read substantially as follows:
The Company shall file with the Trustee (within 30 days after filing with the Commission in the case of reports which pursuant to the Trust Indenture Act must be filed with the Commission and furnished to the Trustee) and transmit to the Holders such other information, reports and other documents, if any, at such times and in such manner, as shall be required by the Trust Indenture Act.
Section 6.    The Company reserves the right, without any consent, vote or other action by any holders of Bonds of any series created after the date of this Supplemental Indenture, to amend the Indenture as follows:

(A)	To add a new definition to Section 1.01 of the Indenture reading substantially as follows:
“Bonding Ratio” shall mean the percentage set forth in Section 4.03(a) of this Indenture, as such section may be amended from time to time. The “reciprocal of the Bonding Ratio” shall mean the percentage or fraction equal to 1 divided by the Bonding Ratio. If the Bonding Ratio is 75%, then the reciprocal of the Bonding Ratio is 4/3rds or 133 1/3%.

(B)	To add a new section after Section 13.05 of the Indenture reading substantially as follows:
Section 13.06. Transfer of Less than Substantially All.
A conveyance, transfer or lease by the Company of any part of the Mortgaged Property shall not be deemed to constitute the conveyance, transfer or lease as, or substantially as, an entirety of the Mortgaged Property for purposes of this Indenture if the Fair Value of the Mortgaged Property retained by the Company exceeds the reciprocal of the Bonding Ratio multiplied by the aggregate principal amount of all Outstanding Bonds and any other outstanding debt of the Company secured by a Prior Lien on such retained Mortgaged Property. Such Fair Value shall be established by the delivery to the Trustee of an Independent Engineer’s Certificate stating the Independent Engineer’s Opinion of such Fair Value as of a date not more than 90 days before or after such conveyance, transfer or lease. This Article is not intended to limit the Company’s conveyances, transfers or leases of less than substantially the entirety of the Mortgaged Property.
Section 7.    The Company reserves the right, without any consent, vote or other action by any holders of Bonds of any series created after the date of this Supplemental Indenture, to amend Section 10.11 of the Indenture to substitute the words “this Indenture or the Bonds” for the words “this Indenture” in such section and to substitute the words “remedy under this Indenture or the Bonds” for the words “remedy hereunder” in such section.
ARTICLE II

AMENDMENT
Pursuant to Section 14.01(a) of the Indenture, Section 3.01(a) of the Indenture is hereby amended to read as follows:
(a)    The aggregate principal amount of Bonds which may be executed by the Company and authenticated by the Trustee and secured by this Indenture is limited to One Hundred Billion Dollars ($100,000,000,000) in aggregate principal amount at any one time Outstanding; provided that the Company may, without any consent of any Holders or the Trustee, amend this Indenture at any time and from time to time, by one or more indentures or instruments supplemental hereto, in form satisfactory to the Trustee, to increase or decrease such amount, provided that such amount shall not be decreased to an amount that is less than the aggregate principal amount of Bonds then Outstanding.
ARTICLE III

THE TRUSTEE

The Trustee hereby accepts the trusts hereby declared and provided, and agrees to perform the same upon the terms and conditions in the Indenture set forth and upon the following terms and conditions:
The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the due execution hereof by the Company or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely.  In general, each and every term and condition contained in Article Eleven of the Indenture shall apply to this Supplemental Indenture with the same force and effect as if the same were herein set forth in full, with such omissions, variations and modifications thereof as may be appropriate to make the same conform to this Supplemental Indenture.
ARTICLE IV

MISCELLANEOUS PROVISIONS
Except as otherwise defined herein, capitalized terms defined in the Indenture are used herein as therein defined. This Supplemental Indenture may be simultaneously executed in any number of counterparts, each of which when so executed shall be deemed to be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, said Ameren Illinois Company has caused this Supplemental Indenture to be executed on its behalf by an Authorized Executive Officer as defined in the Indenture, and its corporate seal to be hereto affixed and said seal and this Supplemental Indenture to be attested by an Authorized Executive Officer as defined in the Indenture; and said The Bank of New York Mellon Trust Company, N.A., as successor trustee to Harris Trust and Savings Bank, in evidence of its acceptance of the trust hereby created, has caused this Supplemental Indenture to be executed on its behalf by one of its Vice Presidents and this Supplemental Indenture to be attested by its Secretary or one of its Vice Presidents; all as of October 25, 2017.

AMEREN ILLINOIS COMPANY
(CORPORATE SEAL)
By: __/s/ Ryan J. Martin________________
Name:    Ryan J. Martin
Title:    Vice President and Treasurer

ATTEST:

By: __/s/ Craig W. Stensland______
Name:    Craig W. Stensland
Title:     Assistant Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
as successor trustee to
Harris Trust and Savings Bank,
TRUSTEE,

By: ___/s/ R. Tarnas____________________
Name:    R. Tarnas
Title:    Vice President

ATTEST:

By: __/s/ Lawrence M. Kusch___________
Name:    Lawrence M. Kusch
Title:    Vice President

STATE OF MISSOURI	)
ss.
CITY OF ST. LOUIS	)

BE IT REMEMBERED, that on this 25th day of October, 2017, before me, the undersigned, a Notary Public within and for the City and State aforesaid, personally came Ryan J. Martin, Vice President and Treasurer and Craig W. Stensland, Assistant Secretary, of Ameren Illinois Company, a corporation duly organized, incorporated and existing under the laws of the State of Illinois, who are personally known to me to be such officers, and who are personally known to me to be the same persons who executed as such officers the within instrument of writing, and such persons duly acknowledged that they signed, sealed and delivered the said instrument as their free and voluntary act as such officers and as the free and voluntary act of said Ameren Illinois Company for the uses and purposes therein set forth.
IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed my official seal on the day and year last above written.
/s/ Jessica Poat
NOTARY PUBLIC

JESSICA POAT
Notary Public – Notary Seal
State of Missouri
Commissioned for Franklin County
My Commission Expires: December 07, 2019
Commission Number: 11211966

STATE OF ILLINOIS	)
ss.
COUNTY OF COOK	)

BE IT REMEMBERED, that on this 25th day of October, 2017, before me, the undersigned, a Notary Public within and for the County and State aforesaid, personally came R. Tarnas, Vice President and Lawrence M. Kusch, Vice President, of The Bank of New York Mellon Trust Company, N.A., a national banking association duly organized, incorporated and existing under the laws of the United States, who are personally known to me or proved to me on the basis of satisfactory evidence to be the same persons who executed as such officers the within instrument of writing, and such persons duly acknowledged that they signed and delivered the said instrument as their free and voluntary act as such Vice President and Vice President, and as the free and voluntary act of said The Bank of New York Mellon Trust Company, N.A. for the uses and purposes therein set forth.
IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed my official seal on the day and year last above written.

Official Seal	/s/ Carrie M. Beecher
Carrie M. Beecher	NOTARY PUBLIC
Notary Public – State of Illinois
My Commission Expires 03/29/2021